UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 1, 2006, Global Cash Access, Inc. (“GCA”), together with its sole stockholder, Global Cash Access Holdings, Inc. (the “Company”), entered into a Second Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with certain lenders, Bank of America, N.A., as Administrative Agent and Wachovia Bank, N.A., as Syndication Agent, which amended and restated the terms of the Amended and Restated Credit Agreement, dated as of April 13, 2005, as amended by Amendment No. 1, dated as of August 26, 2005 (as so amended, the “Credit Agreement”). The Restated Credit Agreement amended and restated the terms of GCA’s existing senior secured credit facilities to provide for a $100.0 million term loan facility and a $100.0 million five-year revolving credit facility, with a $25.0 million letter of credit sublimit and a $5.0 million swingline loan sublimit. The Restated Credit Agreement also contains an increase option permitting GCA to arrange with existing lenders and/or new lenders for them to provide up to an aggregate of $150.0 million in additional term loan or revolving credit commitments.

The Restated Credit Agreement amended and restated the terms of the Credit Agreement to, among other things, reduce the rate at which interest accrues on certain borrowings under the senior secured credit facilities and modify certain other terms, conditions, provisions and covenants in connection with the senior secured credit facilities.

Principal, together with accrued interest, is due on the maturity date, November 1, 2011. GCA may prepay the loans and terminate the commitments at any time, without premium or penalty, subject to certain qualifications set forth in the Restated Credit Agreement. Furthermore, the Restated Credit Agreement contains mandatory prepayment provisions which, under certain circumstances, obligate GCA to apply defined portions of its cash flow to prepayment of the senior secured credit facilities.

Pursuant to the Restated Credit Agreement, the senior secured credit facilities continue to be secured by substantially all of the assets of the Company, GCA and GCA’s wholly-owned domestic subsidiaries other than Arriva Card, Inc., and will continue to be guaranteed by the Company and all of GCA’s wholly-owned domestic subsidiaries other than Arriva Card, Inc.

The Restated Credit Agreement contains customary affirmative and negative covenants, financial covenants, representations and warranties and events of defaults, which are subject to important exceptions and qualifications, as set forth in the Restated Credit Agreement furnished herewith.

The foregoing description does not purport to be complete and is qualified by reference to the full text of the Restated Credit Agreement included as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

In connection with the entry by the Company and GCA into the Restated Credit Agreement on November 1, 2006, GCA repaid in full, and terminated the commitments under, the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described in Item 1.01 above and hereby incorporated by reference into this Item 2.03, the Company and GCA became obligated on a material direct financial obligation pursuant to the Restated Credit Agreement on November 1, 2006.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Document
10.1	Second Amended and Restated Credit Agreement, dated as of November 1, 2006, by and among Global Cash Access Holdings, Inc., Global Cash Access, Inc., the banks and other financial institutions from time to time party thereto, Bank of America, N.A., as Administrative Agent and Wachovia Bank, N.A., as Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

By: /s/ HARRY C. HAGERTY III
Harry C. Hagerty III
Chief Financial Officer

Date: November 7, 2006

EXHIBIT INDEX

Exhibit No.	Document
10.1	Second Amended and Restated Credit Agreement, dated as of November 1, 2006, by and among Global Cash Access Holdings, Inc., Global Cash Access, Inc., the banks and other financial institutions from time to time party thereto, Bank of America, N.A., as Administrative Agent and Wachovia Bank, N.A., as Syndication Agent.